News Release

FOR IMMEDIATE RELEASE	CONTACT
May 21, 2009	Craig J. Renner
301-843-8600

ACPT ANNOUNCES RESULTS FOR FIRST QUARTER 2009

ST. CHARLES, MD— American Community Properties Trust (“ACPT” or the “Company”) (NYSE Amex: APO), a diversified real estate organization, today announced results for the quarter ended March 31, 2009.
For the three months ended March 31, 2009, the Company reported net loss attributable to ACPT of $170,000, or $0.03 per basic and diluted share, on revenue of $9,385,000.  This compares to a net loss attributable to ACPT of $1,193,000, or $0.23 per basic and diluted share, on revenue of $12,140,000 for the same period in 2008.
Steve Griessel, Chief Executive Officer, noted that the Company continues to be diligent in its efforts to reduce expenses, implement efficiencies and grow revenues related to rental property and land development operations. “We are continuing work to implement our business strategy, initiated in the last quarter of 2008, of creating a leaner company that is focused on generating free cash flow and is well-positioned for future growth opportunities,” said Mr. Griessel.
Matthew M. Martin, Chief Financial Officer, said that the net loss reported for the first quarter of 2009 was largely the result of an asset write-down of $750,000 related to the Baltimore properties offset by suspended depreciation for those assets now presented as held for sale, including the Puerto Rico apartment properties and the Baltimore properties.  “During the first quarter 2009, the Company entered into a plan to sell both the Puerto Rico apartment holdings and five apartment properties in Baltimore.  The Company has a definitive agreement for the sale of the Puerto Rico apartments and is working with a broker to sell the five Baltimore properties,” said Mr. Martin.  “The proceeds from the asset sales are intended to provide the Company with capital to strengthen the balance sheet.”  Mr. Martin noted that while the Company is aggressively marketing the five properties, those efforts are impacted by the weak real estate market as potential buyers expect value pricing even for non-troubled assets.  “As pricing compressed, the Company re-evaluated the carrying value of each of the Baltimore properties on an individual asset basis and determined that a $750,000 write-down was necessary at March 31, 2009.”
“By selling these properties, the Company expects to better capitalize its major lines of business: United States operating real estate and land development,” said Mr. Griessel.  “We have to make the assumption that lines of credit for land development will be difficult to obtain in the foreseeable future and that we may have to use our cash resources to do this.”
During the first quarter of 2009, the Company used $4,440,000 of cash primarily through investing in community development assets and a $2,200,000 repayment on the United States line of credit facility, which the company has used to help finance its land development operations in St. Charles, Maryland.  As of March 31, 2009, the Company had total cash of $19,595,000, of which $10,962,000 is located within multifamily apartment entities, and to which the Company does not have direct control.
Mr. Martin noted that, effective January 1, 2009, the Company implemented the provisions of Statement of Financial Accounting Standard No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”).  SFAS 160 changed the presentation and format of the financial statements in that the Company now presents noncontrolling interests as a separate component of Shareholders’ Equity on the balance sheet and a deduction from Consolidated Net Income on the income statement.  Furthermore, the Company is no longer required to report losses and distributions in excess of basis as an expense on the consolidated income statement as part of the new provisions of SFAS 160.
Mr. Martin noted that net operating income1 from continuing rental operations increased $186,000, or 4%, to $4,762,000 for the three months ended March 31, 2009, compared to the same period of 2008.  In addition, funds from operations (“FFO”)2 improved in the first quarter, increasing to $3,017,000 in 2009, compared to $2,672,000 a year ago, which represents a 13% improvement.
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1 Net Operating Income (“NOI”) is calculated as real estate rental revenue less real estate operating expense.  NOI is a non-GAAP measure.  Management believes that NOI is helpful to investors as it captures the performance of our real estate operations in a measure that is comparable with other entities that have different capitalization.
2 Funds From Operations (“FFO”) is a non-GAAP financial measure, that we believe, when considered with the financial statements, prepared in accordance with GAAP, is helpful to investors in understanding our performance because it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property.  The Company computes FFO in accordance with the Board of Governors of the National Association of Real Estate Investments Trusts, or NAREIT, which defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

“The weak real estate market caused an increase in vacancies, and as a result, revenues from our rental apartment properties flattened as rent increases were offset by climbing vacancies,” said Mr. Martin.  “Accordingly, the improvement in net operating income and in FFO was the result of the Company’s operating expense reductions implemented in the fourth quarter of 2008.”
Mr. Martin also noted that the Company experienced a decline in revenue from its land development operations, but that this was primarily attributable to the timing of lot sales with homebuilders in the St. Charles, Maryland planned community.  While the homebuilders did not purchase any lots in the first quarter in St. Charles’ Fairway Village, the Company is contracted to deliver 40 lots to Lennar Corporation (“Lennar”) in the second quarter of 2009.  In addition, the Company has entered into lot sales contracts with three builders, the impact of which is expected to occur beginning in the third or fourth quarter of 2009.
Mr. Martin also noted that the Company did not report any sales in the first quarter from its homebuilding operations in Parque Escorial, Puerto Rico.  Six condominium units remain in inventory as of March 31, 2009.
“We believe that our first quarter accomplishments, including signing a definitive agreement to sell our Puerto Rico apartment properties and bringing additional national homebuilders into the St. Charles market, will help improve the Company’s financial performance and overall position in spite of the macroeconomic factors within the current market,” said Mr. Griessel.  “The Company has noted an increase in sales activity in St. Charles as Lennar continues to sign contracts with homebuyers at an increased pace over last year.  However, the Puerto Rico condominium market is currently at a standstill.”
Mr. Griessel noted that the Company reduced general and administrative costs by $273,000 in the first quarter of 2009, $252,000 of which is included in discontinued operations.  The Company noted decreases in salaries and benefits as well as decreases in vehicle expenses, donations, and dues and subscriptions as a result of management’s cost saving initiatives.  However, these decreases were offset by noted increases in audit, accounting and legal fees related to year-end audit overruns and the sale of the Baltimore and Puerto Rico apartment properties, as well as increases in accruals for stock-based compensation issued to the Chief Executive Officer and non-employee Trustees.
ACPT’s operating results should be evaluated over an extended period of time due to the cyclical nature of its business.
Company Information
ACPT (NYSE Amex: APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services.  ACPT is currently listed on the NYSE Amex under the symbol AmCmntyProp (APO).  When filed, ACPT’s Form 10-Q will be available via the Internet at www.acptrust.com.
Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws.  Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement.  Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products.  Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, general economic conditions, the current slowdown in the U.S. economy, our ability to find suitable financing for our development activities, the normal cyclical nature of the real estate industry and development economy and changes in our tax status.  Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  For more information on the risks that may affect the Company’s operations, business and prospects, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which is on file with the Security and Exchange Commission as well as, when filed, the quarterly report on Form 10-Q for the three-month period ended March 31, 2009.

AMERICAN COMMUNITY PROPERTIES TRUST

Unaudited Financial Highlights

(in thousands, except per share amounts)

	For the Three Months Ended

	March 31, 2009	March 31, 2008
Revenues	$9,385	$12,140

Expenses	8,082	10,630

Operating Income	1,303	1,510

Other Expenses	(2,635)	(2,130)

Loss before benefit for income taxes	(1,332)	(620)

Benefit for income taxes	(1,169)	(196)

Discontinued operations, net of applicable taxes	766	390

Consolidated net income (loss)	603	(34)

Less: Net income attributable to noncontrolling interest	773	1,159

Net loss attributable to ACPT	$(170)	$(1,193)
Earnings per share attributable to common shareholders
Basic and Diluted	$(0.03)	$(0.23)
Weighted average shares outstanding
Basic and Diluted	5,225	5,211

U.S. Operating Real Estate Operations:

	For the Three Months Ended
	March 31, 2009	March 31, 2008

Operating revenues	$8,294	$8,296
Operating expenses	3,587	3,675
Net operating income	4,707	4,621
Management and other fees, substantially all from related entities	32	38
General, administrative, selling and marketing	(381)	(338)
Depreciation	(1,159)	(1,351)
Operating income	3,199	2,970
Other expenses	(2,089)	(1,935)
Income before benefit for income taxes	1,110	1,035
Provision for income taxes	53	500
Income from continuing operations	1,057	535
Discontinued operations	(596)	(184)
Consolidated net income	$461	$351

Depreciation	1,159	1,623
FFO	$1,620	$1,974

Puerto Rico Operating Real Estate Operations:

	For the Three Months Ended
	March 31, 2009	March 31, 2008

Operating revenues	$200	$105
Operating expenses	151	156
Net operating income	49	(51)
Management and other fees, substantially all from related entities	38	37
General, administrative, selling and marketing	(254)	(267)
Depreciation	(57)	(57)
Operating income	(224)	(338)
Other expenses	(190)	(201)
Loss before benefit for income taxes	(414)	(539)
(Benefit) provision for income taxes	(366)	271
Loss from continuing operations	(48)	(810)
Discontinued operations	1,362	574
Consolidated net income (loss)	$1,314	$(236)

Depreciation	83	934
FFO	$1,397	$698

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